[BGE logo here]                                         [PEPCO logo here]

                                           May 2, 1997


To the Financial Community:

Baltimore Gas and Electric Company and Potomac Electric Power Company remain committed to their proposed merger to form Constellation Energy Corporation. We are encouraged that we recently received unanimous unconditional approval for the merger from the Federal Energy Regulatory Commission. However, much work remains to be done to obtain an acceptable final approval from the Maryland Public Service Commission for our proposed merger to proceed. We are also awaiting an order from the District of Columbia Public Service Commission.

Among our goals in creating Constellation Energy Corporation was to provide substantial benefits to customers and shareholders of BGE and Pepco. We have stated from the outset that we could not proceed with our merger unless the regulatory approvals provided for an equitable sharing of the savings that will result from the creation of Constellation Energy Corporation. Our stance on this critical issue is unwavering - we cannot go forward with our merger unless shareholders of BGE and Pepco have a reasonable opportunity to share the benefits of this merger with customers in the District of Columbia and Maryland.

The Maryland Public Service Commission recently agreed with us that the creation of Constellation Energy Corporation through the merger of BGE and Pepco was in the public interest. However, the Commission's Order contained several key provisions which must be revised in order for the merger to proceed.

The fundamental problem with the Maryland Commission's Order is that it does not provide an equitable sharing of the benefits of the merger between shareholders and customers. This inequity results from the combined impacts of:

      - a large up-front rate reduction,
      - denial of recovery of the costs associated with two
        previously-approved purchased power contracts, and
      - imposition of a series of earnings tests that imperil
        recovery of other operating costs, including the costs for a third purchased power contract which begins in 1998.

In order to simplify and expedite the process, BGE and Pepco have streamlined their Application for Reconsideration of Maryland Public Service Commission Order 73405 to challenge only those components of the Order which directly imperil our proposed merger. While we disagree with various other provisions contained in the Order, we will not challenge these less critical issues at the present time so as to minimize the required revisions to the Maryland Commission's Order.

There are three key changes to Maryland Public Service Commission Order 73405 that BGE and Pepco need for the merger to proceed:

      1.  The Order must provide for an equitable sharing of the benefits of the merger between customers and shareholders.
          We are requesting that the Maryland Commission adopt the companies' proposal for 50/50 sharing of the merger benefits.  The Commission Order currently provides
          customers with an up-front rate reduction based on 75% of
          the merger benefits going to customers.  While BGE and
          Pepco's original proposal provided for a customer refund at the end of the year in order to share the merger benefits, we have modified our proposal in order to provide an up-front customer rate reduction of $26 million based on a 50/50 split of the net merger savings. In addition, we remain committed to
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          sharing additional money with our electric customers at
          the end of each year by sharing equally any dollars above the level necessary to achieve an 11.9% return on equity. While this threshold for synergy sharing is 50 basis points higher than the Maryland Commission's recommended return on equity of 11.4%, it represents a significant reduction from the 13% threshold used by the companies in their original application.

      2. BGE and Pepco must be granted the opportunity to recover the costs associated with three existing purchased capacity contracts. These previously-approved contracts represent significant future outlays for BGE and Pepco, and failure to provide for recovery of these costs as a condition of the merger is extremely detrimental to the companies' shareholders.

      3. All supplemental earnings tests proposed by the Maryland Commission must be replaced by the comprehensive Synergy Sharing Mechanism proposed by the companies. As noted above, the companies have substantially reduced the return on equity that serves as a threshold for sharing under this mechanism from 13% to 11.9%. The companies believe that this concession dramatically improves the potential customer benefits of our proposal and eliminates the need for the supplemental earnings tests proposed by the Maryland Commission.

In their Application for Reconsideration, BGE and Pepco have extended the rate freeze period from three years to four years. This extended rate freeze period would begin with the effective date of the merger. This will further improve the customer benefits stemming from the creation of Constellation Energy Corporation while providing a reasonable sharing of these benefits with Constellation shareholders. A comparative summary of the Maryland Commission's Order and the original and revised requests of BGE and Pepco follows on the next page.

We are hopeful that the Maryland Public Service Commission will agree with us that our modified regulatory plan provides an equitable sharing of the cost savings arising from the creation of Constellation Energy Corporation. These modifications to the Commission's Order, combined with a similar regulatory approval from the District of Columbia, will allow us to proceed with the merger on solid financial ground. We believe that the fundamental objectives of our merger can be achieved with this revised regulatory framework, and that the proposed merger still offers tremendous benefits to customers and shareholders of BGE and Pepco. However, we are firmly committed to protecting the interests of our shareholders, and we will not be able to proceed with the merger unless the regulatory approvals conform to our fundamental requirement that shareholders have a reasonable opportunity to share in the expected benefits of the merger.

You may download a copy of the BGE/Pepco Application for Reconsideration to the Maryland Public Service Commission by visiting BGE's Website at http://www.bge.com.

Please direct any questions to the following BGE and Pepco personnel:

BGE                                              Pepco

David A. Brune                                   Dennis R. Wraase
Vice President, Finance & Accounting,            Senior Vice President and
Chief Financial Officer and Secretary            Chief Financial Officer
(410) 234-5511                                   (202) 872-2695


Kevin J. Miller                                  Peyton G. Middleton
Director - Financial Planning                    Manager - Investor Relations
(410) 234-5434                                   (202) 872-2797

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
                                            Comparative Summary of Key Provisions
                                                  (All Dollars in Millions)


                                                                         BGE/Pepco Filing


                                                                                                         Application for
                                              MPSC Order                         Original                 Reconsideration


Up-Front Rate Reduction                          $56                        $0                                 $26
                                          (75% of savings)         (SSM giveback at year-end)            (50/50 Sharing)

Base Rate Freeze                               3 years                 January 1, 2000                      4 years
                                          (From merger date)       (Approximately 2.5 years)          (From merger date)

Purchased Capacity Surcharge            None for Panda and Ohio      Surcharge for all MPSC         Surcharge for all MPSC
(Approx. $100 million combined annual      Edison contracts             approved contracts            approved contracts
increase by 1999 in Maryland and the
District of Columbia in purchased
capacity costs)                         Surcharge subject to             No earnings tests             No earnings tests
                                           earnings test

Return on Equity Threshold for                 11.4%                           13%                           11.9%
Synergy Sharing Mechanism (SSM)

Cost to Achieve Reflected in             5 years for employee                3 years                       4 years
Calculation for SSM Purposes          termination costs, 10 years     (Rate Freeze Period)           (Rate Freeze Period)
                                        for all other costs

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